Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS AGREEMENT, made and entered into this _____ day of __________, ____, by and between PATRICK INDUSTRIES, INC., an Indiana corporation, hereinafter referred to for convenience as “PATRICK”, and ___________________, hereinafter referred to for convenience as “EMPLOYEE,”
RECITALS:
A.  Patrick desires to continue the employment of Employee, and Employee desires to continue his employment with Patrick under the terms and conditions set forth in this Agreement.
B.  Patrick is a manufacturer of building products and materials for sale to the Manufactured Housing and Recreational Vehicle Industries in the United States, and a supplier of products to other markets, including furniture, marine, architectural, and automotive, and an independent wholesale distributor of pre-finished wall and ceiling panels, particleboard, hardboard siding, roofing products, high pressure laminates, passage doors, building hardware, insulation, and other related products (“Patrick’s Business”).
C.  Employee has been or will be employed in the position of ____________________________.  This Agreement shall be deemed amended to reflect any actual change in the position, duties, or responsibilities of Employee.
D.  Employee has or will become acquainted with the affairs of Patrick, its officers and employees, its services, products, business practices, business relationships, and the needs and requirements of its customers or prospective customers, trade secrets, Intellectual Property, Works, Confidential Information, and other property that is proprietary to Patrick.  This Agreement is entered into to protect each of these interests of Patrick and Patrick’s goodwill, and to prevent unfair competition in the event of the use or disclosure of Confidential Information or trade secrets by Employee.
NOW, THEREFORE, in consideration of Employee’s continued employment by Patrick, acknowledged by the parties as valuable consideration and for other valuable consideration, the parties hereby agree as follows:

1.           Employment and Compensation.  Employee is hereby employed by Patrick, and he shall assist in Patrick’s business by performing the duties, having the responsibilities, and by performing such other services for Patrick as may from time to time be assigned by Patrick to him.  All services performed by Employee for Patrick shall be performed in accordance with Patrick’s instructions relating thereto.  Employee’s job performance shall be subject to regular review and evaluation by Patrick.  Employee’s employment with Patrick shall be on a full-time basis and, while employed by it, he shall not engage, directly or indirectly, in any activity, employment or business venture, whether or not for remuneration, that might reasonably be expected to be detrimental to Patrick, conflict with his commitment and loyalty to Patrick, result in a conflict of interest, or adversely affect the proper performance of his duties.  Patrick shall pay Employee an annualized salary of ______________________________________($XXXXXXXXX).  Employee shall be eligible for such benefits as are made available to all other full-time salaried employees of Patrick, as such benefits are amended from time to time by Patrick, including, but not limited to, medical and health insurance programs.  Employee’s salary shall be subject to review periodically by Patrick in accordance with its customary salary review process.
2.           Term.  This agreement and Employee’s employment hereunder shall continue on an at-will basis until terminated by one of the parties hereto.
In the event Patrick terminates Employee’s employment without cause during this agreement, Patrick shall make a separation payment to Employee equivalent to___ months of his salary (payable in equal installments over the ___ month period after the termination of his employment).
The parties understand and agree that Employee’s resignation from employment, for any reason, with or without cause, shall not result in any obligation by Patrick to make any separation payment to him.  Furthermore, as a condition precedent to the payment of separation pay to Employee after this Agreement is terminated without cause by Patrick during the Agreement, Employee and Patrick shall sign a Mutual Release of Claims in a form satisfactory to Patrick and Employee.  All obligations of Employee contained in paragraphs 3 through 7, inclusive hereof, shall survive the termination of this Agreement and his employment hereunder.  Additionally, any amounts owed by Employee to Patrick shall be deducted from the separation pay that is paid to him.  Except to the extent otherwise provided by applicable state or federal law, benefits shall cease upon termination of employment for any reason.
For purposes of this Agreement, termination for “cause” means Employee’s: (a) commission of an act of dishonesty, fraud, theft, or embezzlement; (b) sabotage or intentional failure to act on the direction of an Officer or the Board of Directors of Patrick or any affiliate; (c) engagement, directly or indirectly, in a business or occupation (as a proprietor, partner, officer, shareholder, or employee, or otherwise) in competition with Patrick or any of its affiliates, or his commission of a breach of paragraphs 3 through 7 of this Agreement; (d) other material breach of this Agreement; (e) indictment or conviction for a felony violation of a criminal law, other than motor vehicle offenses; (f) the use or possession of illegal drugs; or (g) failure to achieve and/or perform, to Patrick’s satisfaction, Employee’s duties and responsibilities (other than due to disability); provided, however, that no termination may take place under this subparagraph (g) unless and until Employee has been given at least forty-five (45) days’ prior written notice of the deficiency which shall provide him with an opportunity to correct it, and at the end of such period Patrick may, if it desires, terminate his employment if it determines that he has not performed or corrected any deficiency in a manner satisfactory to Patrick.
Employee agrees to give Patrick at least thirty (30) days’ prior written notice of his resignation of employment.  If Employee provides such notice of resignation, Patrick may, after receiving such notice, move the effective date of Employee’s resignation to an earlier date by providing notice of same to Employee, and such action by Patrick shall not be deemed a termination without cause under this Agreement.  Rather, the Employee’s effective date of resignation shall be the date so designated by Patrick.
3.  Confidential Information and Records
A.  Confidential Information Defined.  Employee has or may have access to or knowledge of trade secrets and other information about Patrick which is confidential or proprietary to Patrick, including but not limited to (1) information about Patrick, Patrick’s Business, its employees and its products and services; (2) techniques, technical know-how, methods, and formulations; (3) hardware, software and computer programs, and technology used by Patrick; (4) the customer/client database and other information about Patrick’s customers/clients, such as contacts, criteria, requirements, specifications, policies, or other similar information; (5) relationships with other service providers, partners, and contractors; (6) vendor and supplier information; (7) marketing plans and concept; (8) fee, rate, and price information; (9) sales, costs, profits, profit margins, salaries, and other financial information pertaining to Patrick or Patrick’s Business; and (10) information pertaining to Patrick’s customers, including but not limited to, personal information such as names, addresses, e-mail addresses, financial information, and any information concerning personal matters or preferences of same.  (All collectively referred to as “Confidential Information”).
B.  Use and Disclosure of Confidential Information.  Employee acknowledges that the disclosure of any Confidential Information to an unauthorized third party would be extremely detrimental and prejudicial to Patrick.  Therefore, Employee shall keep confidential and shall not use or disclose any Confidential Information to anyone except Patrick or Patrick’s authorized representatives.  Employee shall use such Confidential Information only in the course of Employee’s duties as an employee of Patrick and for no other purpose.  Employee shall follow all company policies and procedures to protect all Confidential Information and shall take any additional precautions necessary under the circumstances to preserve and protect the use or disclosure of any Confidential Information at all times.
C.  Duty Not to Use or Disclose After Termination.  These confidentiality obligations shall continue as long as the Confidential Information and/or records remain confidential and shall survive both the termination of this Agreement and the termination of Employee’s employment with Patrick.
D.  Public Information.  From time to time, Patrick may, for its own benefit, choose to place certain Confidential Information or records of Patrick in the public domain.  The fact that such Confidential Information may be made available to the public in a limited form and under limited circumstances does not change the confidential and proprietary nature of such information,  and does not release Employee from his duties with respect to such Confidential Information as set forth in this Agreement.
4.  Ownership of Documents and Return of Material Upon Termination
A.  Ownership of Records and Copies.  Any and all documents, records and copies of records, including but not limited to hard copies or copies stored on a computer or disk, e-mail, databases, etc. pertaining to Intellectual Property, Works, or Confidential Information (collectively “Patrick Documents”) that are made or received by Employee in the course of his employment shall be deemed to property of Patrick.  Employee shall use Patrick Documents and information contained in them only in the course of Employee’s employment for Patrick and for no other purpose.  Employee shall not use or disclose any Patrick Documents or copies of Patrick Documents to anyone except to authorized representatives of Patrick.
B.  Return Upon Termination.  Upon termination of employment for any reason, Employee shall immediately deliver to Patrick all of Patrick’s Documents and all other property of Patrick in Employee’s possession or under Employee’s custody or control.
5.  Restrictive Covenants
A.  Non-Competition.  During the Restricted Period, Employee agrees that he shall not, directly or indirectly, render services to, become employed by, associated with, participate or engage in, or otherwise become connected with (other than solely as a less than five percent (5%) investor through purchases of securities in a publicly traded company) any person, partnership, corporation, or other entity engaged in a business competitive to that of the Company and its subsidiaries in any state where the Company has customers during the term of Employee’s employment with the Company and will not solicit any customer of the Company on behalf of any business competitive to the Company.
For the purpose of this agreement, a business shall be deemed to be competitive to that of the Company and its subsidiaries if such business is primarily engaged in the manufacture, distribution, and sale of materials for use in the manufactured housing, recreational vehicle, furniture, or aluminum extrusions industries.

Further, in consideration of this agreement and as a condition to the Company’s obligations hereunder, Employee agrees that he will not, without prior written authorization of the Board of Directors of Company, at any time use or disclose to any person or entity not legally entitled thereto any confidential information relating to the business of the Company and its subsidiaries obtained by him while in the Company’s employ and, further, after the Employee leaves the employ of the Company, he shall not take with him, without the President’s prior written consent, any documents or reproductions thereof, data, calculation or copies thereof, or any nonpublic information of any kind pertaining to the Company and its subsidiaries.
It is agreed by the parties that the time, territory, product and business activities limitations, and definitions contained herein are reasonable in all respects.  In the event Employee shall violate his agreement of noncompetition or nondisclosure, or both, Company shall be relieved from the payment of any further benefits which would otherwise be payable to the Employee under the terms hereof.
It is the desire and intent of the parties that the foregoing provisions of this Section 5 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Section 5 shall be adjudicated to be invalid or unenforceable, the parties agree that such provision shall be amended to limit enforcement to the extent required by law and/or public policy and the provision shall be enforced as amended, such amendment to apply only with respect to the operation of such provision of this Section 5 in the particular jurisdiction in which such adjudication is made.
B.  Non-Solicitation.  During the Restricted Period, Employee SHALL NOT contact or solicit either for Employee or for others, any of Patrick’s Customers or Clients or any prospective Customers or Clients with whom Employee has had contact or solicited at any time in the twenty-four (24) month period of time preceding the termination of Employee’s employment, to (1) divert or influence or attempt to divert or influence any business of Patrick to a Competitor of Patrick; (2) market, distribute, sell, or provide products or services in competition with Patrick; or (3) otherwise interfere in any fashion with Patrick’s business or operations then being conducted by Patrick.
C.  No Hire.  During the Restricted Period, Employee shall not hire, employ, or attempt to hire or employ any person who is an employee of Patrick, or who was within the preceding twelve (12) month period an employee of Patrick, or in any way (1) cause or assist or attempt to cause or assist any employee to leave Patrick; or (2) directly or indirectly seek to solicit, induce, bring about, influence, promote, facilitate, or encourage any current employee of Patrick to leave Patrick to join a Competitor, Vendor, Supplier, Customer or Client, or otherwise.
D.  Non-Disparagement.  Employee shall not make any negative or disparaging remarks about Patrick to any Competitor, Vendor, Supplier, Customer, Customer’s employees, prospective Customer or other employee of Patrick, or to the media or to any other person.
E.  Definitions.
1.  Restricted Period.  “Restricted Period” shall mean the period of time during Employee’s employment with Patrick and for a period of one (1) year from the date of termination of Employee’s employment with Patrick for any reason.  In the event of a breach of this Agreement by Employee, the Restricted Period shall be extended automatically by the period of the breach.
2.  Competitor.  A “Competitor” shall mean any person or entity that competes with Patrick in Patrick’s Business.
3.  Customer or Client Defined.  A “Customer” or “Client” of Patrick is any person or entity which, within the preceding twelve (12) month period, used or purchased or contracted to use or purchase any services or products from Patrick.
F.  Permissible Ownership Interest by Employee.  The prohibitions in this Section shall apply to any employment with, involvement or engagement in, or control of, another business or entity, whether as an employee, owner, manager, director, officer, agent, sole proprietor, joint venturer, partner, member, shareholder, independent contractor, or other capacity, however, these prohibitions shall not prevent the ownership of stock which is publicly traded, provided that (1) the investment is passive; (2) Employee has no other involvement with the corporation; (3) Employee’s interest is less than five (5%) percent of the shares of the company; and (4) Employee makes full written disclosure to Patrick of the stock at the time that the Employee acquires the shares of stock.
6.  Remedies.  Upon any breach of this Agreement by Employee, Patrick shall be entitled to each of the following remedies which shall be deemed cumulative:
A.  Injunctive Relief.  The parties agree that any violation by Employee of paragraphs 3 through 5 of this Agreement will cause Patrick to suffer irreparable harm for which Patrick will not have an adequate remedy at law.  Therefore, if Employee threatens to violate or violates any such provision of this Agreement, Patrick shall be entitled to injunctive relief, including, but not limited to, a temporary restraining order and/or a preliminary or permanent injunction to restrain or enjoin any violation or threatened violation of this Agreement.  Patrick shall be entitled to immediate injunctive relief without notice and without the posting of any bond.  Patrick’s right to injunctive relief shall be in addition to, and not in lieu of, any other remedy that may be sought by Patrick.
B.  Damages.  To the extent calculable, Patrick shall be entitled to recover from Employee, monetary damages, including lost profits.  For purposes of determining such damages, the parties agree that any gross profits earned by Employee as a direct or indirect result of any activity of Employee in violation of this Agreement shall be deemed “lost profits” of Patrick.
C.  Costs, Expenses, and Attorney’s Fees.  The substantially prevailing party shall be entitled to recover from the other party all costs, expenses and reasonable attorneys’ fees incurred in seeking either enforcement of this Agreement or damages for its breach or in defending any action to challenge or construe the terms of this Agreement.
D.  Prejudgment Interest.  Patrick shall be entitled to recover prejudgment interest on all amounts recovered in the amount of ten (10%) percent per annum.
E.  Other Legal or Equitable Remedies.  Patrick shall be entitled to pursue any other legal or equitable remedies that may be available to Patrick.

F.  Claims by Employee.  Any claim or cause of action by Employee against Patrick shall not constitute a defense to the enforcement of the restrictions and covenants set forth in this Agreement and shall not be used to prohibit injunctive relief.
7.  Statutory and Common Law Duties.  The duties Employee owes to Patrick under this Agreement shall be deemed to include federal, statutory, and the common law obligations of the Employee, and does not in any way supersede or limit any of the obligations or duties Employee otherwise owes to Patrick.  This Agreement is intended, among other things, to supplement the provisions of the Indiana Trade Secrets Act, as enacted and amended from time to time.
8.  Jurisdiction and Venue; Governing Law.  Any action to enforce, challenge, or construe the terms or making of this Agreement or to recover for its breach shall be litigated exclusively in a state court located in Elkhart County, Indiana, or in a federal court located in the Northern District of Indiana, except that Patrick may elect, at its sole discretion, to litigate the action in the county or state where any breach by Employee occurred or where the Employee can be found.  Employee hereby waives any defense of lack of personal jurisdiction, improper venue, or forum non convenieno.  This Agreement and the performance by the parties under this Agreement shall be governed by the laws of the State of Indiana, notwithstanding the choice of law provisions of the venue where the action is brought, where the violation occurred, or where the Employee may be located.
9.  Severability.  The restrictions contained in this Agreement are reasonable and necessary to safeguard the protectable interests of Patrick.  Should any part of this Agreement be unenforceable or invalid for any reason, the remainder of this Agreement shall be deemed valid and enforceable and shall be enforced to the greatest extent possible under the then existing law.
10.  Entire Agreement, Modifications, Interpretation.  This Agreement, with the Officer’s Retirement Agreement, constitutes the entire agreement by and between Patrick and Employee and shall supersede all prior and contemporaneous agreements, representations, and understandings, whether written or oral, except obligations imposed by law which shall be deemed a part of this Agreement.  Any amendment of, change to, or modification of this Agreement shall be effective only if such amendment, change, or modification is in writing and signed by an authorized representative of Patrick.  This Agreement shall be construed as a whole, according to its fair meaning, and not construed for or against either party.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute but one and the same Agreement.
11.  Successors.  This Agreement shall inure to the benefit of and may be enforced by Patrick and it respective legal representatives, successors, and assigns, and shall be binding on Employee and his personal representatives.  As this Agreement is personal in nature as to Employee, it may not be assigned by him.
12.  Nonwaiver.  Failure of either party to insist in any one or more instances upon performance of any provision hereof or to pursue any right hereunder shall not be construed as a waiver of such provision or the relinquishment of such right.
13.  Employee Warranties.  Employee represents and warrants that his employment with Patrick and the performance of this Agreement will not violate any express or implied obligation to any former employer or other party.  Employee further represents that he has not brought with him and will not use or disclose during his employment with Patrick any information, documents, or materials subject to any legally enforceable restrictions or obligations as to confidentiality or secrecy.  Furthermore, Employee shall not make any agreements with, or commitments to, any person, firm, or corporation that would prevent, restrict, or hinder the performance of his duties or obligations under this Agreement.  In addition, Employee agrees that he shall share a copy of this Agreement with any subsequent employer in order to ensure that there is no violation hereof, and he consents to Patrick sharing a copy of this Agreement with any such employer.
THE PARTIES HERETO ACKNOWLEDGE THAT THEY HAVE READ THIS AGREEMENT, UNDERSTAND IT, AND AGREED TO BE BOUND BY ITS TERMS.  They further acknowledge that they have exercised due diligence in reviewing this Agreement, and that each has had adequate opportunity to consult with legal counsel or other advisors to the extent that each deemed such consultation necessary.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed on its behalf and its corporate seal to be affixed and attested by its officers thereunto duly authorized, and Employee has herein set his hand and seal the day and year first above written.

PATRICK INDUSTRIES, INC.

By:  _____________________________________

Printed:  __________________________________

Title:  ____________________________________

EMPLOYEE
By:  ______________________________________

Printed:  __________________________________